EXHIBIT 10.25.5
March 17, 2000


Mr. Jon Abbott
508 Wooten Court
Powell, Ohio 43065

Dear Jon:

I am pleased to set forth your prospective employment terms and compensation for your review.

     1. Salary - A salary of $150,000 per annum, with annual adjustments in the future as approved by the Company's Compensation Committee or by the Board of Directors. (Expect that increases on 1/20/01 and 1/20/02 will be based around CPI and future increases will be based around the performance of you and the company.)

     2. Bonus and Stock Options - You will participate in Executive Bonus plan as determined by the company (cash + or stock); however, the cash bonus that you may otherwise earn based on your pro rata share of the executive cash bonus pool shall be reduced by $25,000 for year ending 2000 and 2001 in recognition of the higher base salary that you have been guaranteed. For example, if the executive cash bonus is $75,000 for the executive VPs (exclusive of President and Area Supervisor) then each executive would receive $25,000 and Jon would Receive $0. However, if bonus pool was $150,000, then each executive would receive $50,000 and Jon would receive $25,000. Based on these examples, it is unlikely that Jon would receive a cash bonus in 2000 or 2001.

          First year stock bonus will be prorated over the period of the year employed (approx 9/13); however you must be employed by the company through year end to be eligible for any annual bonus. In future years, 2002 on, salary and bonus will be re reviewed based on performance and job responsibilities.

     3.   Automobile - You will receive a $500/month car allowance.

     4. Life Insurance - The Company will provide, at no cost to you, life insurance coverage in the amount of $500,000. May 1, 2000 start.

     5. Health/Dental Insurance - The Company will provide, at no cost to you and your family, group health and dental plans offered by the Company.

     6. Disability Coverage - The Company will provide, at no cost to you, long-term disability insurance coverage in an amount of approximately 60 percent of your base salary per month, with a 90-day waiting period, during which time your base salary will continue to be paid by the Company.

     7. Vacation Days - Three weeks per year. Vacation does not accrue or carry over from one year to the next year.

     8. Sick Leave and Other Benefits - You will be entitled to sick leave and other benefits in accordance with the Company's policies for its executives.

     9. Stock Purchase and Stock Options - Concurrent with the acceptance of this offer by both sides, Jon shall purchase a minimum of $27,500 of Silver Diner stock at 50% of the market price of such stock (without using the stock as collateral or otherwise margining the stock). Jon may concurrently purchase an additional $22,500 in stock at 50% of market price for such stock and such additional purchase can be financed by a bank and pledged as collateral. This stock shall be restricted as to sale for 3 years after purchase and held in trust by the company. If you leave the Company prior to the lapse of the 3-year restriction, then the Company, within 60 days of separation, shall have the option of buying back your stock for what you paid for it, or removing the restrictions so that the stock shall be freely tradable. If there is a change of control or the company goes private during such 3-year period, then at your option you can have company repurchase your stock at your cost. If you resign prior to 12/31/01 and otherwise have not repaid your moving allowance, then the company may liquidate the stock to offset your moving allowance crediting the offset only to the extent of your purchase price.

           Concurrent with the purchase of said stock outlined above, the Company shall grant 100,000 stock options at the prevailing market price, which options shall be vested 30% as of 12/31/01 and 20% per year thereafter until final 30% is fully vested on 12/31/04. Both the restricted stock purchase and the stock options are issued pursuant to the Company's stock option plans, which will be provided under separate cover and will be executed by both parties, and whose terms shall govern the stock described above.

           Jon will have the opportunity to participate in the Employee stock Purchase Plan on the same basis as other executives in the company (15% discount).

     10. Moving Allowance - You will be provided with a loan of $32,500 to cover the cost of relocation, plus the cost of temporary housing prior to move, which cost shall not exceed $5,000. The loan will be secured by a non-interest bearing note whose sole recourse in the event of a default is a collateral interest (pledge) of the initial stock purchase you have made described in (9) above. However, the loan shall be forgiven on 12/31/01 as long as you have not resigned prior. In the event of your resignation prior to 12/31/01 that loan shall be repaid in 30 days or the stock forfeited at your cost up to the outstanding amount of the loan.

     11. Compensation Coverage - If the Company terminates your employment for any reason, you will be paid all base salary earned by you and unpaid on the date of termination, plus you will continue to receive your base salary through a period which will be the greater of 12 months from the date you started employment or 6 months from date of termination , however such salary will be discontinued once you accept employment from another employer. If you resign, you will be paid all base salary, payable after resignation on the same schedule as your salary was paid before resignation, provided you have given the Company at least three months' prior notice of your proposed resignation as an employee of the Company. Provided you continue as a full time employee of the company for the agreed three-month period following your notice, the company will continue to pay your base salary for three additional months following the completion of your three-month notice period. If you resign as an employee of the Company and do not give at least three months' prior notice, (a) all stock options to purchase stock of the Company and all common stock purchase rights granted to you by the Company will be terminated on the date of your resignation and may not thereafter be exercised and
           (b) you will sell and the Company will purchase all common stock of the Company acquired by you pursuant to stock options or stock purchase rights within six (6) months prior to the date of such resignation at a purchase price equal to the price you paid for such common stock. All certificates for common stock of the Company acquired by you pursuant to the exercise of stock options or stock purchase rights will bear a legend describing the foregoing.

           In the event you are demoted from the position of VP Operations or that you are required to report to a position less than the then President of the company or in the event that you are required to work full time more than 100 miles from residence, then, at your option these events may be considered de facto termination and may iniate Jon's compensation coverage. Jon will forfeit any and all benefits set forth if after either voluntary or involuntary termination he employs or his employer employs anyone who has at any time been an employee of Silver Diner.

     Confidentiality and Non-Competition - You will enter into Confidentiality and Non-Competition Agreements that all of the general managers have entered into in the form attached hereto as Exhibit A.

     These prospective employment terms shall not constitute an offer of employment unless and until approved by the Board of Directors and signed by both parties and Jon tenders his $27,500 investment in the company.

     The effective date for purposes of stock purchase and issuance of options shall be March 24, 2000 and the effective date for start of employment shall be April 10, 2000.

     Sincerely,

     Silver Diner, Inc.
     By: _______________________
     Robert T. Giaimo, President


     Agreed and Accepted:

     __________________________                  Date: _________________
     Jon Abbott

                                                                       EXHIBIT A
- --------------------------------------------------------------------------------

            [Form of Confidentiality and Non-Competition Agreement]


          1.   Confidential Information.

          Employee agrees that all Confidential Information (as defined below) relating to Silver Diner, Inc., or to its business and affairs, including, without limitation, any information whatsoever concerning its organization, management, or finances, shall at all times, and notwithstanding that termination of employment shall have occurred, be treated as confidential and shall not be used, disclosed, divulged or otherwise placed at the disposal of any person or entity except to the extent that (i) the parties hereto may otherwise agree in writing, (ii) such information is required to be disclosed by law, (iii) such information is otherwise publicly available other than by reason of a breach by such party of this Section 1, or (iv) such information is submitted into evidence in any legal proceedings between or among the parties.

          "Confidential Information" means all information, records, documents, accounts and correspondence of every description regarding past, current or future business activities, interests, methodology or affairs, whether written, recorded or stored by electronic, magnetic, electro-magnetic or other form or process or otherwise in machine or computer readable form, including, without limitation:

               (a) business plans, research, know-how, development and survey information,

               (b) customer, staff, and all other training manuals and product policy manuals, recipes, and

               (c) planning and marketing strategies, procedures, techniques and information.

          2.   Non-Competition.

          Employee agrees that during the period of time that he/she is providing services hereunder and for a period ending on the first anniversary of any termination of employment:

                    (i) Employee will not engage, without first obtaining Silver Diner, Inc.'s prior written consent, directly or indirectly within 25 miles of a then existing Silver Diner Restaurant, in any restaurant business (x) with the word "Diner" in its name or logo or which is commonly understood to be a diner or (y) whose menu, trade dress and pricing are substantially similar to that employed in the Silver Diner Restaurants, whether as employee, officer, director, partner, joint venturer, stockholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), consultant, or agent.

               (ii) Employee will not engage, without first obtaining Silver Diner, Inc.'s prior written consent, directly or indirectly, within the United States, in any restaurant business with the word "Diner" in its name or logo or which is commonly understood to be a diner, whether as employee, officer, director, partner, joint venturer, stockholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), consultant, or agent.

               (iii) Employee will not induce or attempt to persuade any employee of Silver Diner, Inc. to terminate his or her employment relationship in order to enter into employment, which is competitive with Silver Diner, Inc.

               (iv) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 2, any term, restriction, covenant or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency, and such finding shall not, in any event, affect the enforceability of any other term, restriction, covenant, or promise herein.